Exhibit 1.01

THIS PROMISSORY NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

UNSECURED PROMISSORY NOTE WITH CONVERSION PROVISIONS

$1,000,000.00	TAMPA, FLORIDA MAY 28, 2010

FOR VALUE RECEIVED, ORAGENICS, INC., a Florida corporation located at 13700 Progress Boulevard, Alachua, Florida 32615 (“Borrower”), hereby promises to pay to the order of KOSKI FAMILY LIMITED PARTNERSHIP, a Texas limited partnership having a mailing address of 3525 Turtle Creek Boulevard, Unit 19-B, Dallas, Texas 75219 (“Lender”), the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), together with interest thereon as provided herein.  All sums are payable by personal delivery or by mail to Lender at the address listed above, or at such other address as Lender may designate to Borrower.

1.
Interest.  The unpaid principal balance under this Unsecured Promissory Note with Conversion Provisions (“Promissory Note”) shall bear interest from the date the borrowed funds are wired by Lender to Borrower at an annual rate equal to the London Interbank Offered Rate (LIBOR) plus six percent (6%) (the “Applicable Rate”).  The Applicable Rate shall be adjusted quarterly on the first day of each calendar quarter while any principal balance hereunder remains unpaid, based on the LIBOR in effect on the business day immediately preceding such adjustment date.

2.
Payment of Principal and Interest or Conversion.  The principal of this Promissory Note, together with all accrued interest thereon, shall be due and payable on such date that is the earlier of: (a) the closing date of a registered public offering of newly issued equity securities by the Borrower resulting in cash proceeds to the Borrower (other than in connection with employee option plans) or (b) May 27, 2011 (the “Due Date”); provided, however, that in the event the Borrower completes a private offering of equity securities prior to such Due Date (a “Private Placement”), the Borrower may at its option, upon five (5) days written notice to Lender, elect to convert the principal of this Promissory Note, together with all accrued interest thereon, into the same equity securities being sold in the Private Placement at the same price and terms (the “Conversion Securities”) and issue the Conversion Securities to Lender.  Lender is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Borrower covenants that any Conversion Securities which shall be so issuable by the Borrower to the Lender shall be duly and validly issued and fully paid and nonassessable. Upon issuance of the Conversion Securities to Lender this Promissory Note shall be deemed cancelled and paid in full. Any portion of the principal of this Promissory Note may be prepaid, together with the accrued interest with respect to such principal payment, prior to maturity, without penalty.  Any payment made under this Promissory Note shall be applied first to accrued interest and then to principal.  Payment of principal and interest shall be made in such coin or currency of the United States of America that, at the time of payment, constitutes legal tender for the payment of public and private debt.

3.	Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) the failure of Borrower to pay all or any portion of the principal and interest due and payable under this Promissory Note and such failure continues for five (5) business days after the Lender notifies Borrower in writing of such failure;

(b) the filing against Borrower of an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or other similar law ordering: (i) the liquidation of Borrower, (ii) a reorganization of Borrower or the business and affairs of Borrower, or (iii) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Borrower or the property of Borrower, and the failure to have such petition or other pleading denied or dismissed within thirty (30) days from the date of filing; or

(c) the commencement by Borrower of a voluntary case under the United States Bankruptcy Code or any similar federal or state insolvency or other similar law, (ii) the consent by Borrower to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower or any of the property of Borrower, or (iii) the making by Borrower of an assignment for the benefit of creditors.

4.
Rights and Remedies Upon Default.  Upon the occurrence of an Event of Default, the principal and all accrued but unpaid interest due under this Promissory Note shall, at the option of Lender, become immediately due and payable and may be collected forthwith without notice to Borrower, regardless of the stipulated date of maturity and, in that event, Borrower promises to pay, in addition to the unpaid principal and interest hereunder, all costs, including reasonable attorneys’ fees, paralegals’ fees and expenses for any primary, appellate, bankruptcy and post-judgment proceedings, that Lender may incur or be put to in the collection of such amounts.  Any overdue payment of principal or interest due under this  Promissory Note shall bear interest from the due date at twelve percent (12%) per annum.

5.
Waiver.  Borrower hereby waives protest, demand, presentment and notice of dishonor, notice of the maturity, nonpayment, and all requirements necessary to hold it liable as the maker of this Promissory Note, and agrees that this Promissory Note may be extended in whole or in part without limit as to the number of such extensions or the period or periods thereof, and without notice to it and without affecting its liability hereunder. Failure to accelerate the debt in the event of any default hereunder, or other indulgence granted from time to time, shall not be construed as a novation of this Promissory Note or a waiver of the right of Lender to thereafter insist upon strict compliance with the terms of this Promissory Note without previous written notice of such intention being given to Borrower.

6.
Compliance With Usury Laws.  All agreements between Borrower and Lender are hereby expressly limited so that in no event shall the amount paid or agreed to be paid to Lender for the use, forbearance, or detention of the money loaned under this Promissory Note exceed the maximum amount permissible under the laws of the State of Florida.  If, at the time of any interest payment, the payment amount due under this Promissory Note is in excess of the legal limit, the obligation shall be reduced to the legal limit.  If Borrower should ever receive, as interest, an amount that exceeds the highest lawful rate, the amount that would be excessive as interest shall be applied to the reduction of the principal amount owing under this Promissory Note, and not to the payment of interest.

7.
Waiver of Jury Trial.  BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH, THIS PROMISSORY NOTE AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

8.
Choice of Law; Venue.  The laws of the State of Florida, excluding its choice of law provisions if such laws would result in the application of laws other than the laws of the State of Florida, shall govern any disputes with respect to this Promissory Note, the validity of this Promissory Note, the construction of its terms, and the interpretation of the rights and duties of Borrower and Lender hereunder.  The forum selected for any proceeding or suit related to a dispute between Borrower and Lender related to this  Promissory Note shall be in a federal or state court of competent jurisdiction located in Hillsborough County, Florida.  Borrower consents to said courts’ personal jurisdiction over it and waives any defense, whether asserted by motion or pleading, that Hillsborough County, Florida is an improper or inconvenient venue.

9.
Notice.  Any notice, demand or other communication to Borrower that is permitted or required hereunder shall be given in writing, and shall be deemed to have been duly delivered (i) when delivered by personal delivery, (ii) three (3) days after being deposited with the United States Postal Service for mailing by first class mail, postage prepaid, certified mail, with return receipt requested (regardless of whether the return receipt is subsequently received), or (iii) one business day after being deposited with a nationally recognized courier service for overnight delivery; and in each case addressed by Lender to Borrower at the address for Borrower first listed above, or to such other address as Borrower may notify Lender in writing in conformity with the provisions of this Section.

10.	Documentary Stamp Taxes. Borrower shall pay all documentary stamp taxes due on the obligation evidenced by this Promissory Note.

11.	Assignment. Lender may assign all or any portion of this Promissory Note and Lender’s rights hereunder

12.	Binding Effect. This Promissory Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

13.
Computation of Time.  Whenever the last day for payment of any amount due hereunder shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of the State of Florida, Borrower shall have until 5:00 p.m. on the next succeeding regular business day to make such payment.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note on the date indicated below.

ORAGENICS, INC.

By:	/s/ David Hirsch
Name:	David Hirsch
Title:	President and Chief Executive Officer
Date:	May 28, 2010